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                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                  Commission File Number    0-23456
                                                        ___________________

                         Cambridge SoundWorks, Inc.
________________________________________________________________________________
           (Exact name of registrant as specified in its charter)

               311 Needham Street, Newton, Massachusetts 02164
________________________________________________________________________________
     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                         Common Stock, no par value
________________________________________________________________________________
          (Title of each class of securities covered by this Form)

                                    None
________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(ii)  [ ]
        Rule 12g-4(a)(2)(ii)  [ ]
        Rule 12h-3(b)(1)(i)   [ ]        Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:  41

Pursuant to the requirements of the Securities Exchange Act of 1934, Cambridge SoundWorks, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: 12/17/97                            BY: /s/ Wayne P. Garrett
     ___________                             ________________________
                                         Name:  Wayne P. Garrett
                                         Title: Vice President Finance,
                                                Chief Financial Officer